CURTISS-WRIGHT CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT, dated as of December 16, 2021, ("Grant Date") by and between Curtiss-Wright Corporation, a Delaware Corporation ("Company"), and Gary Ogilby ("Employee"), is entered into as follows:
WHEREAS, the Company has established the Curtiss-Wright Corporation 2014 Omnibus Long-Term Incentive Plan ("Plan"), a copy of which has been provided and can be found in the Company’s 2014 Proxy Statement or by written or telephonic request to the Company Secretary, and which Plan made a part hereof; and
WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company ("Committee") determined that the Employee be granted restricted stock units subject to the restrictions stated below;
NOW, THEREFORE, the parties hereby agree as follows:
1. Grant of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby credits to a separate account maintained on the books of the Company ("Account") 3,773 restricted stock units ("Units") which had an approximate value of Five Hundred Thousand Dollars ($500,000.00) based on the closing price of the Company’s $1.00 par value Common Stock ("Stock") on December 16, 2021. On any date, the value of each Unit shall equal the market value of a share of Stock.
2. Vesting Schedule.
The interest of the Employee in the Units shall be 100% vested on December 15, 2026 (“Vesting Date”), conditioned upon the Employee's continued employment with the Company as of the vesting date. Notwithstanding the foregoing, the interest of the Employee in the Units shall immediately vest as to:
(a) the pro-rated portion of the unvested Units upon the Employee's termination of employment due to death or disability (i.e. if executive dies or becomes disabled in year 3 then 3/5ths of the total units shall be accelerated); or
(b) the pro-rated portion of the unvested Units upon a "Change of Control" (as defined in the Plan) and Mr. Ogilby’s termination of employment occurs within 18 months from the date of said Change of Control, subject to the aggregate award restrictions provided for under Section 10.5 of the Plan, and the discretion of the Committee to approve such payment pursuant to Section 7.5 of the Plan.

3. Restrictions.
(a) The Units granted hereunder may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process. The period of time between the date hereof and the date the Units become vested is referred to herein as the "Restriction Period."
(b) If the Employee's employment with the Company is terminated for any reason by the Company or voluntarily (including retirement) by the Employee, the Units subject to the provisions of this Agreement which have not vested at the time of the Employee's termination of employment shall be forfeited by the Employee.
(c) If the Employee’s employment with the Company is terminated by the Company “For Cause” as defined below then any unvested Units or any vested Units shall be forfeited, or Employee shall reimburse the Company all awarded Units under this Agreement.
4. Dividends.
Employee shall have no rights or privileges of a stockholder of the Company with respect to the Units during the Restricted Period. After the Vesting Date, Employee’s Account shall be credited for any cash dividends paid on the Stock.
5. Changes in Stock.
In the event of any change in the number and kind of outstanding shares of Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Stock (other than a cash dividend payable in Stock) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee's Account so that, after such adjustment, the Units shall represent a right to receive the same consideration (or if such consideration is not available, other consideration of the same value) that the Employee would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split or any similar change if he had owned on the applicable record date a number of shares of Stock equal to the number of Units credited to the Employee's Account prior to such adjustment.
6. Form and Timing of Payment.
The Company shall pay to the Employee a number of shares of Stock equal to the aggregate number of vested Units credited to the Employee as of such date upon either:

(a) The Vesting Date;
(b) A Change of Control as defined by the Plan.
7. Disability Termination of Employee.
In the event of disability of the Employee, any unvested Units shall be paid to the Employee on a pro rata basis if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent.
8. Death of Employee.
In the event of the Employee's death after the vesting date but prior to the payment of the Units, said Units shall be paid to the Employee's estate or designated beneficiary.

9. Taxes.
The Employee shall be liable for all taxes, including withholding taxes, arising out of this grant or the vesting of Units hereunder.
10. Definition.
For purposes of this Agreement, a termination of employment is for “Cause” if the Employee
a. has been convicted of a felony; or
b. intentionally engaged in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Company or any of its businesses; or
c. intentionally and substantially fails to perform his or her reasonably assigned duties with the Corporation or a Subsidiary.

11. Disputes.

In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of Charlotte, NC under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
12. Miscellaneous.

(a) All amounts credited to the Employee's Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee's interest in the Account shall make him only a general, unsecured creditor of the Company.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d) Neither the Plan nor this Agreement nor any provisions under either shall be construed to grant the Employee any right to remain in the employ of the Company.

(e) This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.
CURTISS-WRIGHT CORPORATION
By:
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Lynn M. Bamford
President and Chief Executive Officer
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Gary Ogilby
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